LLG&M Draft November 20, 2003
                     SUBJECT TO FINAL CLIENT APPROVAL BEFORE FILING WITH THE SEC


--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                  SCHEDULE 13D

              under the Securities Exchange Act of 1934 as amended
                                (Amendment No. 1)

                            WIMM-BILL-DANN FOODS OJSC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                ORDINARY SHARES, PAR VALUE 20 RUSSIAN RUBLES EACH

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    97263M10

--------------------------------------------------------------------------------
                                 (CUSIP Number)

          Roman V. Bolotovsky                                  Aleksandrs Timohins
       Wimm-Bill-Dann Foods OJSC                    c/o United Burlington Investments Limited
16/15 Yauzsky Blvd. Moscow 109028 Russia                  Bol'shoi Zlatoustinskiy Lane 9
          Tel: +7-095-105-5805                                Moscow 101111 Russia
          Fax: +7-095-105-5800                                Tel: +7-095-722-9733
                                                              Fax: +7-095-232-5641

            with a copy to:                                      with a copy to:


         William S. Lamb, Esq.                               Joseph G. Connolly, Jr.
 LeBoeuf, Lamb, Greene & MacRae, L.L.P.                       Hogan Hartson L.L.P.
 125 West 55th St., New York, NY 10019           555 Thirteenth Street, NW, Washington, DC 20004
          Tel.: 1-212-424-8000                                 Tel: 1-202-637-5600
          Fax: 1-212-424-8500                                  Fax: 1-202-637-5910

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                November 21, 2003

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

                             ---------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check
the following box            / /

                         (Continued on following pages)

                              (Page 1 of 15 Pages)

CUSIP NO. 97263M10                    13D                           Page 2 of 15

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Gavril A. Yushvaev
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        8,272,948
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 3 of 15

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Mikhail V. Dubinin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        4,471,421
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 4 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Sergei A. Plastinin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
                   -------------------------------------------------------------

                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        5,351,421
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 5 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Alexander S. Orlov
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        2,738,282
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 6 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     David Iakobachvili
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Kingdom of Sweden
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        2,818,347
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 7 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Mikhail I. Vishnyakov
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None

                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        1,357,798
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 8 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Evgeny L. Yaroslavskiy
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        1,163,163
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                           Page 9 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     Victor E. Evdokimov
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                        OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Russian Federation
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        264,405
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        None
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                          Page 10 of 15
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     United Burlington Investments Limited
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Great Britain
--------------------------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------

NUMBER OF SHARES   8.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        None
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER

                        2,771,264
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                    |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

CUSIP NO. 97263M10                    13D                          Page 11 of 15

1.   NAME OF REPORTING PERSON

     Aleksandrs Timohins
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) |_|
                                                                (b) |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

                                                                    |_|
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Passport holder of the Republic of Latvia with the status of Alien
                   -------------------------------------------------------------
                   7.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
NUMBER OF SHARES   8.   SHARED VOTING POWER\1
BENEFICIALLY
OWNED BY                29,209,049
EACH REPORTING     -------------------------------------------------------------
PERSON WITH        9.   SOLE DISPOSITIVE POWER

                        None
                   -------------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER\1

                        2,771,264
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON\1

     29,209,049
--------------------------------------------------------------------------------
12.  CHECK IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                |_|
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     66.38%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------


-------------------------
1/ These shares reflect the shares owned directly by United Burlington.

CUSIP NO. 97263M10                    13D                          Page 12 of 15


                                  SCHEDULE 13D

Item 1.  Security and Issuer:

     This Amendment No. 1 (this "Amendment No. 1") amends the statement on
Schedule 13D (the "Schedule 13D") filed by the Reporting Persons with respect to the ordinary shares, par value 20 Russian rubles per ordinary share (the "Ordinary Shares"), of Wimm-Bill-Dann Foods OJSC, a joint stock company organized under the laws of the Russian Federation (the "Issuer"), having its principal executive offices at 16/15 Yauzsky Boulevard, Moscow 109028, Russian Federation. Aleksandrs Timohins may be deemed to be a beneficial owner of Ordinary Shares directly owned by United Burlington, and is hereby included as a Natural Reporting Person and a Reporting Person. The Ordinary Shares are traded on the New York Stock Exchange through an American Depositary Share facility in which each American Depositary Share of the Issuer (the "American Depositary Shares" or "ADSs") represents one Ordinary Share. Each reference in this Statement to Ordinary Shares refers also (where applicable) to the corresponding American Depositary Shares representing such Ordinary Shares. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the
Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration

Paragraph (2) of Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:

     (2) United Burlington issued a promissory note to Mr. Timohins in the amount of the purchase price of all the Ordinary Shares it acquired from him, as consideration for such Ordinary Shares.

Item 4.  Purpose of Transaction

The last paragraph of Item 4 of the Schedule 13D is hereby deleted in its entirety and replaced by the following:

     The Reporting Persons and Groupe Danone have amicably terminated their discussions. The Reporting Persons do not expect to amend their statements on Schedule 13D with respect to any such discussions, unless and until such time as such disclosure may be required by applicable law.

     The Reporting Persons may acquire or dispose of Ordinary Shares in the future depending upon market conditions, personal objectives and other facts and circumstances.

Item 5.  Interest in Securities of the Issuer

Paragraphs (a) and (b)(ix) of Item 5 of the Schedule 13D are hereby amended to add the following sentence at the end:

     As the sole director of United Burlington, Mr. Timohins may be deemed to be a beneficial owner of the Ordinary Shares owned directly by United Burlington.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Paragraph 2 of Item 6 of the Schedule 13D is hereby amended and restated in its entirety as follows:

CUSIP NO. 97263M10                    13D                          Page 13 of 15

     2.   Description of Pledge Agreements of Mikhail V. Dubinin.

          Mikhail V. Dubinin entered into a number of agreements (the "Pledge Agreements") to pledge Ordinary Shares held by him as security for personal credits or credit lines of up to an aggregate maximum principal amount of USD 11,500,000. As of the date hereof, an aggregate of 1,877,193 Ordinary Shares have been pledged to secure an aggregate outstanding principal amount of USD 11,500,000. In the event of a default under any of the Pledge Agreements, the Ordinary Shares pledged thereunder would be subject to sale at a public auction, pending which Mikhail V. Dubinin would cease to have investment power over such Ordinary Shares and may cease to have voting power with respect to such Ordinary Shares (or such voting power may be restricted) if an appropriate court order were to be obtained by the pledgee. In addition, certain of the Pledge Agreements and agreements ancillary thereto purport to cause investment power to vest in the pledgee immediately and without judicial intervention.

Item 7.  Material to be Filed as Exhibits

     (1)  Information concerning Natural Reporting Persons

     (2) Power of Attorney, dated September 4, 2003 by each of the Natural Reporting Persons, appointing Roman V. Bolotovsky and Tatiana A. Mikhaylova as attorneys-in-fact (incorporated herein by reference to the Schedule 13D)

CUSIP NO. 97263M10                    13D                          Page 14 of 15


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we, the undersigned, hereby certify that the information set forth in this statement is true, complete and correct.

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Gavril A. Yushvaev

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Mikhail V. Dubinin

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Sergei A. Plastinin

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Alexander S. Orlov

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for David Iakobachvili

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Mikhail I. Vishnyakov

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Victor E. Evdokimov

Date:  November 21, 2003      By  /s/ Roman V. Bolotovsky
                                  ----------------------------------------------
                                  Name: Roman V. Bolotovsky
                                  as Attorney-in-Fact for Evgeny L. Yaroslavskiy

Date:  November 21, 2003          United Burlington Investments Limited
                              By  /s/ Aleksandrs Timohins
                                  ----------------------------------------------
                                  Name: Aleksandrs Timohins
                                  Title:   Director

CUSIP NO. 97263M10                    13D                          Page 15 of 15


Date:  November 21,2003       By  /s/  Aleksandrs Timohins
                                  ----------------------------------------------
                                  Aleksandrs Timohins

                                                                       Exhibit 1

     Exhibit 1 of the Schedule 13D is hereby amended to add the following information in relation to Aleksandrs Timohins in his capacity as a Natural Reporting Person:

                                                     Employment and
Name                     Business Address            Employer                Citizenship
----                     ----------------            --------------          -----------

Aleksandrs Timohins      United Burlington           Sole Director,          Passport holder of
                         Investments Limited,        United Burlington       the Republic of
                         Bol'shoi Zlatoustinskiy                             Latvia with the
                         Lane 9, Moscow                                      status of Alien
                         101111 Russia